Exhibit 6.4

MANSE USA LLC

Exclusive License, Assignment and Talent Agreement

Exclusive License, Assignment and Talent Agreement (this “Agreement”) dated as of ____, 2024 (“Effective Date”), between MANSE USA LLC, a Delaware limited liability company(“Company”) with a principal office at 251 Little Falls Drive, 19808 Wilmington, USA, and [NAME], an individual (“Public Figure”), having a residence at ________. (Public Figure, together with Company, the “parties” and each, a “party”).

1. License and Ownership Grant.

1.1 Public Figure hereby assigns and sells irrevocably to Company and its Affiliates (as hereinafter defined) any and all of Public Figure’s rights to the Photograph attached in Exhibit C to this Agreement, which is a photograph of Public Figure. Public Figure acknowledges and agrees that Company and its Affiliates has the right to use the Photograph in commercial use, including, without limitation, granting individuals and entities (all such individuals and entities collectively referred to as the “Fans” and individually, referred to as a “Fan”) sublicenses with respect to the Photograph or an undivided ownership right with respect to the Photograph. In no event shall any Fans be granted any rights to use the Photograph other than in connection with the Fans rights with respect to the Digital Assets (as hereinafter defined); therefore, in no event shall any Fan have the right to provide or license the Photograph to any third party for publication on social media or any other form of media. Public Figure represents and warrants that it has the right to grant Company and its affiliates the rights granted pursuant to this Agreement and that no third party has any rights of ownership or use with respect to the Photograph.. “Affiliate” means any person or entity that controls, is controlled by, or is under common control with either Party. For purposes of this definition, “control” means the ownership, directly or indirectly, of greater than fifty percent (50%) of the voting securities, equity ownership interests, or profit interests of a person or entity or the sole power to direct or cause the direction of the management or policies of the entity, whether through the ability to exercise voting power, by contract or otherwise.

1.2 Public Figure hereby grants during the term of this Agreement an irrevocable, right and license to use, copyright, publish, reproduce, broadcast, distribute, disseminate, display, exhibit, market, modify, edit, combine with other materials and/or in any other way use Public Figure’s name, image as reproduced on the Photograph or as captured in Authorized Captures (as hereinafter defined), likeness, voice as captured in Authorized Captures and biographical and professional information (individually and collectively, “Likeness”) by any and all technologies and means of delivery now or hereafter known or devised whether in whole or in part solely for the purposes of (i) publicly issuing and entering into contracts or securities which shall be identifiable by the Talent’s name and Photograph (such contracts and securities, collectively and individually, the “Digital Assets”), which Digital Assets will be issued and traded on an internet platform, and (ii) marketing and promoting the Digital Assets (subclauses (i) and (ii) of this sentence, collectively, the “Purpose”). Public Figure acknowledges that the Fans’ rights to receive revenue with respect to the Digital Assets is based on the variation of the parameters of the algorithm related to the Public Figure. The Fans will have the right to sell, transfer and trade the Digital Assets on internet platform operated by Company and/or its Affiliates. “Authorized Captures” means all electronic, print, audible and visual media, recordings, illustrations, and images in any and all mediums created, recorded, captured or developed by or on behalf of Company and all modifications and derivatives of and to the foregoing with respect to Public Figure (individually and collectively, the “Images”) to be used with respect to publicity and the promotion of the Public Figure and the Digital Assets.

1.3 Public Figure grants to Company and its Affiliates the exclusive right and license during the term of this Agreement to adapt, modify and make enhancements and derivatives of and to Public Figure’s Likeness solely for the Purpose. Public Figure acknowledges and agrees that during the term of this Agreement this license is an exclusive license and right to use Public Figure’s Likeness in connection with the Purpose. In addition, during the term of this Agreement, in no event shall Public Figure, directly or indirectly, by or on behalf of Public Figure or allow or authorize a third party to issue, grant, sell or trade any Digital Assets, tokens or any other type of contracts, securities or electronic assets, tangible or intangible, with respect to Public Figure. Public Figure acknowledges and agrees that the exclusivity granted pursuant to this Agreement is necessary for the Digital Assets to have value and agrees that the terms of this exclusivity are reasonable and justified and that Public Figure has been compensated for granting such exclusivity. This Section does not prohibit Public Figure from entering into contracts with respect to providing professional services.

1.4 Public Figure shall provide the promotional and publicity services set forth in and in accordance with Schedule A.

2. Review Rights. Public Figure has the right to review the Photograph prior to its use by Company and to approve the use of such Photograph and if such Photograph is not reasonably acceptable then the Public Figure shall provide an alternative Photograph that is reasonably acceptable to the Company. Such approval of the Photograph shall not be unreasonably delayed. Once approved, Public Figure agrees that it waives any and all rights to any further approval rights with respect to the use of the Photograph and agrees not to assert or bring any claim in connection with the use of the Photograph by the Company or its Affiliates in accordance with this Agreement.

3. Ownership of Digital Assets. Public Figure hereby acknowledges and agrees that Public Figure has no rights to (i) ownership of any of the Digital Assets; (ii) make or assert any claim with respect to the ownership of any Digital Assets or Products; (iii) use any Digital Assets; or (iv) authorize any third party to use any Digital Assets.

4. Payment. In consideration of the sale of the Photograph and the rights and exclusive license granted pursuant to this Agreement, the Company shall pay Public Figure in accordance with Exhibit B.

5. Representations and Warranties.

5.1 Mutual Representations and Warranties. Each party represents and warrants that it has the full right, power, and authority to enter into, perform, transfer and grant the rights and licenses such party grants and is required to grant under this Agreement.

5.2 Public Figure Representations and Warranties. Public Figure hereby represents and warrants that: (i) Public Figure has read and fully understands this Agreement, (ii) Public Figure has all ownership rights to the Photograph and can transfer all of such rights to the Company pursuant to this Agreement, (iii) Public Figure has not granted and will not grant any license, lien, security interest, or other encumbrance in, to, or Public Figure’s Likeness that could conflict or interfere with the rights granted into this Agreement and will not enter into any license or contractual or other obligation that could conflict or interfere with the rights granted under this Agreement; (iii) Public Figure is the sole and exclusive legal and beneficial owner of the entire right, title, and interest in and to Public Figure’s Likeness, including all copyrights and other intellectual property rights therein; and (iv) any caption, text, words or other information Public Figure submits for or concerning Public Figure to be used with respect to the Purpose are true, accurate, complete, and not misleading.

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5.3 Company Representations and Warranties. Company hereby represents and warrants that Company and its Affiliates will not use the Likeness in any manner that is defamatory, obscene, or otherwise unlawful or detrimental to Public Figure.

6. Term. This Agreement is effective from the Effective Date and shall remain into full force and effect for a period of ten (10) years thereafter. Upon the expiration or termination of this Agreement, Company’s license to use Public Figure’s Likeness pursuant to this Agreement shall terminate.

7. Equitable Relief. In addition to all rights and remedies to which Company may be entitled if Public Figure breaches this Agreement, upon any such breach or potential breach of this Agreement by Public Figure, Public Figure agrees that damages are an inadequate remedy and that Company has the right to obtain declaratory and injunctive and other equitable relief, including, without limitation, temporary and preliminary relief without the posting of a bond or other security.

8. Miscellaneous.

8.1 Relationship of the Parties. Nothing contained in this Agreement will be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither party will have authority to contract for or bind the other party in any manner whatsoever.

8.2 Assignment. Public Figure may not assign or otherwise transfer any rights, or delegate, subcontract, or otherwise transfer or delegate this Agreement or any of Public Figure’s obligations under this Agreement. Any purported assignment, delegation, or transfer in violation of this section is void. Company may assign or otherwise transfer its rights or obligations under this Agreement to any of its Affiliates or in connection with a reorganization, acquisition, merger or sale of substantially all of its assets. This Agreement is binding on and inures to the benefit of the parties hereto and their respective, permitted successors, sublicensees, assignees, and designees.

8.3 Waiver of General Release Limitation. Public Figure understands that Public Figure may later discover claims or facts that may be different from, or in addition to, those that it now knows or believes to exist regarding the subject matter of this Agreement and which, if known at the time of signing this Agreement, may have materially affected this Agreement and Public Figure’s decision to enter into this Agreement and grant the rights provided under this Agreement. Nevertheless, Public Figure intends to fully, finally, and forever settle and release all claims that now exist, may exist, or previously existed, with respect to this Agreement and the rights granted under this Agreement with respect to the Photograph, the Likeness, the Digital Assets and the Images, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the rights and release given herein are and will remain in effect as complete releases, notwithstanding the discovery or existence of such additional or different facts. The Public Figure hereby waives any right or claim that might arise as a result of such different or additional claims or facts. Public Figure expressly, knowingly, and intentionally waives any and all rights, benefits, and protections of any other state or federal statute or common law principle limiting the scope of a general release.

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8.4 Amendment and Modification; Waiver. No amendment to this Agreement is effective unless it is in writing and signed by an authorized representative of each party. No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the party so waiving.. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

8.5 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement nor invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination by any court with jurisdiction that any term or provision is invalid, illegal, or unenforceable, such court has the right to modify this Agreement to the extent necessary to make this Agreement or such term or provision enforceable.

8.6 Governing Law. This Agreement and all claims arising out of or relating to this Agreement, the rights granted under this Agreement, the Photograph, the Likeness, the Digital Assets, the Images, and the Purpose shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State, without giving effect to its conflict of laws provisions.

8.7 Submission to Jurisdiction; Waiver of Jury Trial.

(a)	Each of the parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction and venue of the state or federal court within the City of New York, Borough of Manhattan in any legal proceeding arising out of or relating to any dispute, controversy or claim, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory arising out of or relating to this Agreement, the Likeness, the Photograph, the Digital Assets, the Images, or the Purpose or any right or obligation under this Agreement (“Dispute”), including as to this Agreement’s existence, enforceability, validity, interpretation, performance, breach or damages, and agrees that all claims in respect of any such legal proceeding shall be heard and determined in any such court, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any legal proceeding arising out of or relating to any such Dispute in any such court, (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum or any other challenge to the laying of venue as set forth herein and (iv) agrees that a final non-appealable judgment in any such legal proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other manner provided by law.

(b)	WAIVER OF JURY TRIAL. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PHOTOGRAPH, THE LIKENESS, THE DIGITAL ASSETS, THE IMAGES AND THE PURPOSE.

8.8 Construction; Interpretation; Delivery. Section and subsection headings herein are for convenience only and will not be used to interpret this Agreement or any provision hereof or otherwise be given any legal effect. For purposes of this Agreement: (a) the words “include,” “includes,” and “including” are deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. This Agreement is intended to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed one and the same agreement. Either party may sign or deliver this Agreement electronically, which form of execution or delivery will for all purposes be treated as if an original signature had been affixed or delivered in person.

8.9 Entire Agreement. This Agreement, including and together with any related attachments, is the sole and entire agreement of the parties with respect to the subject matter herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, whether written or oral, regarding such subject matter.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Public Figure	Company
[PUBLIC FIGURE NAME]	MANSE USA LLC

By:	By:
Name:	Name:
Title:

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Exhibit A

Description of Promotional Services

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Exhibit B

Description of Payment Terms

Compensation

Amount Paid: [FIXED AMOUNT]

Public Figure shall issue an invoice to the Company with respect to the amount owed to Public Figure pursuant to this Exhibit B. Payment of the amount owed to Public Figure shall be made no later than fifteen (15) calendar days from receipt by Company of such invoice from Public Figure.

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Exhibit C

Photograph

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